Chembio Expands Global Commercial Operations Leadership

Robert Passas Ph.D. Appointed President, EMEA and APAC Regions
Sharon Klugewicz Appointed President, Americas Region

MEDFORD, NY, October 11, 2016 – Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, announced today the appointment of two senior leadership positions to support the expansion of the company's global commercial operations.  Effective today, Robert Passas, Ph.D., has joined the company as President, EMEA and APAC regions, with responsibility for commercial operations in Europe, Middle East, Africa, and Asia.  Sharon Klugewicz, most recently the Company's Chief Operating Officer, has been promoted to President, Americas region, with responsibility for commercial operations in the United States, Latin America, and Canada.
Dr. Passas joins Chembio today, bringing an established track record and expertise in clinical diagnostics, which includes over 25 years of general management and commercial operations. As President of Chembio's EMEA and APAC regions, he will be responsible for sales, marketing, and customer support and will be tasked with establishing regional sales and marketing, building country-specific distribution channels, and increasing sales throughout the regions. Prior to joining the company, he held positions of increasing responsibility at Abbott, Quidel, The Binding Site, and Trinity Biotech. In his most recent position, he was responsible for worldwide marketing and international sales at Trinity Biotech. Dr. Passas holds a B.S. in medical biochemistry and a Ph.D. in analytical chemistry from the University of Surrey, U.K.
Chembio CEO John Sperzel commented, "We are delighted to add someone of Bob's caliber to our commercial leadership team at a time when our product portfolio is expanding beyond sexually transmitted disease, to include future POC tests for fever and tropical diseases such as Malaria, Dengue, Zika, Chikungunya, Ebola, Lassa and Marburg. He has significant industry experience in commercial operations, having worked for several of the world's leading diagnostic companies, and a track record of building highly effective worldwide sales and marketing teams. We expect Bob to make an immediate impact by creating the framework for commercial success throughout the EMEA and APAC regions."
Ms. Klugewicz joined Chembio in 2012 and demonstrated success and leadership in multiple roles, including her most recent position as Chief Operating Officer. As President of Chembio's Americas region, she will be responsible for sales, marketing, customer support, clinical and regulatory affairs, and quality systems in the Americas, and will be tasked with leading the U.S. commercial team and expanding commercial operations throughout Latin America, the U.S. and Canada. Prior to joining the company, she spent 20 years at Pall Corporation where she held positions of increasing responsibility, including Senior Vice President, Scientific and Laboratory Services. Ms. Klugewicz received a B.S. in Neurobiology from Stony Brook University and a M.S. in Biochemistry from Adelphi University.
Mr. Sperzel further commented, "Since joining Chembio, Sharon has established a track record of success in a number of areas, including manufacturing, product development, regulatory affairs, and quality systems. I've had the pleasure of working closely with her since 2014, and she has demonstrated the right combination of skills, knowledge and attributes to assume the leadership of commercial operations in the Americas region."
About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $8.0 billion point-of-care testing market. Chembio markets each of its DPP® HIV 1/2 Assay, HIV 1/2 STAT-PAK® Assay, and SURE CHECK® HIV 1/2 Assay, with these Chembio brand names, in the U.S. and internationally both directly and through third-party distributors.  The Company's SURE CHECK® HIV 1/2 Assay previously has been exclusively sold in the U.S. as Clearview® Complete HIV 1/2 Assay.
Chembio has developed a patented point-of-care (POC) test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products.
Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Chembio Diagnostic Systems Inc. is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.
Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.
Contacts:

Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com